Exhibit 23.12

CONSENT OF BRUCE DAVIS

I hereby consent to the inclusion in this Annual Report on Form 10-K, which is being filed with the United States Securities and Exchange Commission, of references to my name and to the use of the technical report titled “NI 43-101 Technical Report for the Bornite Deposit, South Reef and Ruby Creek zones, Northwest Alaska” dated effective January 31, 2013 (the “Technical Report”).

I also consent to the incorporation by reference in NovaCopper Inc.’s Registration Statement on Form S-3 (No. 333-185127) and Registration Statements on Form S-8 (No. 333-188950 and No. 333-181020), of references to my name and to the use of the Technical Report, which is included in the Annual Report on Form 10-K.

DATED: January 29, 2014

/s/ Bruce Davis
Name: Bruce Davis